Exhibit 99.1

Contact Information:

Kekst and Company, Inc. 437 Madison Avenue New York, NY 10022 (212) 521-4855 Douglas Kiker	Perini Corporation 73 Mount Wayte Ave. Framingham, MA 01701 (508) 628-2295 Kenneth R. Burk, Senior Vice President & Chief Financial Officer

FOR IMMEDIATE RELEASE

Perini Corporation Announces Record Results for Q3 2008 and updates Guidance for 2008 and 2009

•	Revenues of $1.41 billion, up 14% from year ago
•	Net income of $34.1 million, up 42% from year ago
•	Diluted EPS of $1.01 for Q3 2008
•	Refines 2008 Diluted EPS guidance to a range of $3.55 to $3.65
•	Lowers 2009 Diluted EPS guidance to a range of $2.80 to $3.00

Framingham, MA – November 6, 2008 – Perini Corporation (NYSE: PCR), a leading building, civil construction and construction management company, today reported record results for the third quarter ended September 30, 2008. The Company also refines guidance for full year 2008 and lowered guidance for 2009 due to current challenges in the credit markets.

Third Quarter Results

Net income was $34.1 million, as compared to net income of $24.0 million for the third quarter of 2007. Diluted earnings per common share were $1.01, as compared to $0.87 for the third quarter of 2007.

Revenues from construction operations were $1.41 billion for the quarter, compared to revenues of $1.24 billion for the third quarter of 2007. The increase in revenues is primarily due to an increased volume of work in the hospitality and gaming market in Las Vegas.

Perini’s acquisition of Tutor-Saliba Corporation was completed on September 8, 2008 and the above results include one month of operating results for the combined company.

Robert Band, President and Chief Operating Officer, said: “We are pleased to report another record quarter for both revenues and net income, again led by our building and management services segments and an improved profit contribution from our civil segment. We continue to benefit in the marketplace from our ability to complete complex projects on time and on budget. We look forward to the contribution that Tutor-Saliba will make in all of our operating segments.”

Nine Month Results

For the first nine months of 2008, net income was $87.8 million, as compared to net income of $74.2 million for the first nine months of 2007. Diluted earnings per common share were $2.96 for the first nine months of 2008, as compared to $2.71 for the first nine months of 2007.

Revenues from construction operations were $4.06 billion for the first nine months of 2008, compared to revenues of $3.38 billion for the first nine months of 2007. The increase in revenues is primarily due to an increased volume of work in the hospitality and gaming, healthcare and office building markets in Las Vegas and California.

Backlog at $8.3 billion

The backlog of uncompleted construction work as of September 30, 2008 was $8.3 billion, an increase of $700 million from the $7.6 billion backlog reported on December 31, 2007. The September 30, 2008 backlog includes approximately $1.2 billion of backlog, before elimination of intercompany amounts, added in the third quarter of 2008 due to the acquisition of Tutor-Saliba. The September 30, 2008 backlog also includes new contract awards and adjustments to contracts in process added during the third quarter of 2008 totaling approximately $1.95 billion, including a $1.2 billion contract to build the new Terminal 3 at McCarran International Airport in Las Vegas and approximately $193 million of additional work in the hospitality and gaming market in Las Vegas. The Company’s management services segment added $360 million of new awards primarily for work in Iraq, including continued overhead cover protection projects and a runway project in Guam. The Company’s civil segment was awarded a $73 million contract for a new roadway project in Virginia.

Financial Condition Remains Strong in 2008

The Company’s financial condition remains strong. As of September 30, 2008, working capital decreased to $254.9 million from $293.5 million at December 31, 2007. The decrease was primarily due to the classification of $100.3 million of the Company’s investments in auction-rate securities as long-term investments. In addition, the Company has $137 million available to borrow under its credit facility and an additional $111.3 million available to borrow under its temporary supplementary credit facility as of September 30, 2008. The Company believes its financial position and credit arrangements are sufficient to support the Company’s substantial backlog and planned acquisitions.

Outlook

Guidance for the full year of 2008 is estimated to be within the ranges previously provided. Revenues are estimated to be in the range of $5.6 to $5.8 billion and diluted earnings per share are estimated to be in the range of $3.55 to $3.65 per share.

Based on current economic conditions, including the challenges in credit markets that some customers are experiencing, the Company believes there will be delays in new construction starts in 2009 that will likely impact its financial results for next year. Accordingly, the Company is lowering its full-year 2009 guidance for revenues from a range of $7.3 to $7.8 billion to an estimated range of $6 to $6.5 billion and diluted earnings per share from a range of $4.00 to $4.20 per share to an estimated range of $2.80 to $3.00 per share. Beyond 2009, the Company is still evaluating the longer term impacts and will defer providing a growth target until more data is available. The Company is currently in the process of its annual impairment testing to assess the potential amount of impairment, if any, of the value of goodwill and indefinite-lived intangible assets initially recorded in connection with the September 2008 acquisition of Tutor-Saliba.  The 2008 earnings estimate, noted above, does not reflect the impact of any impairment charge, should it be determined that one is required.

Ronald Tutor, Chairman and Chief Executive Officer of Perini, said: “The hospitality and gaming markets in the United States and the building market in Dubai are experiencing delays in their plans to start new construction in 2009. However, we remain optimistic that the U.S. government will recognize the need to accelerate spending in public works building and civil infrastructure projects. We are well positioned to capture our share of opportunities when this happens.”

Third Quarter Conference Call

The Company will host a conference call at 4:30 PM Eastern Time on Thursday, November 6, 2008, to discuss the Company’s third quarter 2008 results. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (800) 299-8538 and enter the pass code 45494891. International callers should dial (617) 786-2902 and enter the pass code 45494891.

If you are unable to participate in the call at this time, a replay will be available on Thursday, November 6 at 5:30 PM Eastern Time, through Thursday, November 13 at midnight Eastern Time. To access the replay dial (888) 286-8010 and enter the conference ID number 34190939. International callers should dial (617) 801-6888 and enter the same conference ID number 34190939.

About Perini Corporation

Perini Corporation is a leading construction services company offering diversified general contracting, construction management and design/build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures.

We offer general contracting, pre-construction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including sitework, concrete forming and placement, steel erection, and electrical and mechanical, plumbing and HVAC. We are known for our hospitality and gaming industry projects, municipal offices, sports and entertainment, educational, transportation, healthcare, biotech, pharmaceutical and high-tech facilities, as well as large and complex civil construction projects and construction management services to U.S. military and government agencies.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions, strategies regarding the future and statements regarding future guidance and non-historical performance. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. The Company’s expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's ability to successfully and timely complete construction projects; the Company’s ability to convert backlog into revenue; the potential delay, suspension, termination, or reduction in scope of a construction project; the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure its performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects; possible changes or developments in worldwide or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials; the ability to realize the expected synergies resulting from the transaction with Tutor-Saliba in the amounts of in the timeframe anticipated and the ability to integrate Tutor-Saliba’s businesses into those of Perini in a timely and cost-efficient manner. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Perini Corporation (NYSE) Summary of Consolidated Earnings (Unaudited) (In Thousands of Dollars)

	For the Three Months		For the Nine Months
	Ended Sept. 30,		Ended Sept. 30,
	2008	2007	2008	2007
Revenues:
Building	$ 1,294,331	$ 1,145,092	$ 3,757,041	$ 3,084,676
Civil	74,069	63,025	192,773	183,256
Management services	44,235	34,549	107,544	113,710
TOTAL REVENUES	$ 1,412,635	$ 1,242,666	$ 4,057,358	$ 3,381,642

Gross profit	$ 85,507	$ 63,895	$ 223,067	$ 186,694
General and administrative expenses	33,244	30,396	89,241	79,734
Income from construction operations	52,263	33,499	133,826	106,960
Other income, net	2,657	4,425	6,697	9,581
Interest expense	(1,044)	(406)	(1,793)	(1,527)
Income before income taxes	53,876	37,518	138,730	115,014
Provision for income taxes	(19,770)	(13,507)	(50,914)	(40,772)
NET INCOME	$ 34,106	$ 24,011	$ 87,816	$ 74,242

BASIC EARNINGS PER COMMON SHARE	$ 1.03	$ 0.89	$ 3.01	$ 2.77

DILUTED EARNINGS PER COMMON SHARE	$ 1.01	$ 0.87	$ 2.96	$ 2.71

Weighted average common shares outstanding:
Basic	33,077	26,936	29,145	26,763
Effect of dilutive stock options, warrants and
restricted stock units outstanding	530	622	545	591
Diluted	33,607	27,558	29,690	27,354

Selected Balance Sheet Data

(Unaudited)

(In Thousands of Dollars)

	Sept. 30,	December 31,
	2008	2007
Total assets	$ 3,384,028	$ 1,654,115
Working capital	$ 254,890	$ 293,521
Long-term debt, less current maturities	$ 48,996	$ 13,358
Stockholders' equity	$ 1,346,314	$ 368,334

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